EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Third Quarter 2017 Earnings

•	Increased quarterly cash distribution by 2.9% sequentially, or 12% annually, to $0.3756 per unit, the eleventh consecutive quarterly increase in distributions

•	Acquired an additional 5% interest in Westlake Chemical OpCo LP (“OpCo”) and concluded $113.9 million follow-on equity offering

•	Record quarterly net income attributable to the Partnership of $13.4 million, or $0.47 per unit

•	Record quarterly MLP distributable cash flow of $15.5 million
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported record net income attributable to the Partnership of $13.4 million, or $0.47 per limited partner unit, for the three months ended September 30, 2017, an increase of $4.7 million compared to third quarter 2016 net income attributable to the Partnership of $8.7 million. The increase in net income attributable to the Partnership as compared to the prior-year period was primarily due to the Partnership’s increased ownership of OpCo that was effective as of July 1, 2017, and increased production at all of OpCo’s facilities, partially offset by certain reimbursements received by OpCo from Westlake Chemical Corporation (“Westlake”) in the third quarter of 2016 in accordance with the Ethylene Sales Agreement between OpCo and Westlake. Cash flow from operations in the third quarter of 2017 was $139.6 million, an increase of $147.5 million compared to third quarter of 2016 cash flow from operations of $(7.9) million. The increase in cash flow from operations was due to increased production at OpCo’s facilities, a decrease in working capital and a decrease in turnaround expenditures following the turnaround and 250 million pound expansion project at OpCo’s Petro 1 facility in Lake Charles, Louisiana, which was completed in July 2016. For the three months ended September 30, 2017, MLP distributable cash flow was a record $15.5 million, an increase of $8.7 million compared to third quarter 2016 MLP distributable cash flow of $6.8 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to the Partnership’s increased ownership interest in OpCo, higher production volumes at all of OpCo’s facilities and lower maintenance capital expenditures.
The third quarter 2017 net income attributable to the Partnership of $13.4 million, or $0.47 per limited partner unit, increased by $3.4 million from second quarter 2017 net income attributable to the Partnership of $10.0 million due to the Partnership’s increased ownership interest in OpCo, which was effective as of July 1, 2017. Third quarter 2017 cash flow from operations of $139.6 million increased by $26.4 million compared to second quarter 2017 cash flow from operations of $113.2 million. The increase in cash flow from operations was due to increased production at OpCo’s facilities and a decrease in working capital. Third quarter 2017 MLP distributable cash flow of $15.5 million increased by $4.5 million compared to second quarter 2017 MLP distributable cash flow of $11.0 million due to the Partnership’s increased ownership interest in OpCo.

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Net income attributable to the Partnership of $33.1 million, or $1.23 per limited partner common unit, for the nine months ended September 30, 2017, increased $3.0 million compared to the first nine months of 2016 net income attributable to the Partnership of $30.1 million. The increase in net income attributable to the Partnership as compared to the prior-year period was due to the Partnership’s increased ownership interest in OpCo and increased production at all of OpCo’s facilities, partially offset by certain reimbursements from Westlake under the Ethylene Sales Agreement that were recorded in the first nine months of 2016. Cash flow from operations in the first nine months of 2017 was $401.9 million, an increase of $224.5 million compared to the first nine months of 2016 cash flow from operations of $177.4 million. This increase in cash flow from operations was due to increased production at OpCo’s facilities, a decrease in working capital and lower turnaround expenditures. For the nine months ended September 30, 2017, MLP distributable cash flow was $37.9 million, an increase of $17.3 million compared to the first nine months of 2016 MLP distributable cash flow of $20.6 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to the higher production volumes, lower maintenance capital expenditures and the Partnership’s increased ownership interest in OpCo.
On September 29, 2017, WLKP issued and sold 5,175,000 common units representing limited partner interests in the Partnership for $113.9 million. The Partnership used the net proceeds of the public offering and approximately $118.6 million of borrowings under the $300.0 million senior unsecured revolving credit agreement with Westlake Chemical Corporation (the “MLP Revolver”) to acquire an additional 5% interest in OpCo for $229.2 million, effective as of July 1, 2017.
On November 1, 2017, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the third quarter of 2017 of $0.3756 per limited partner unit to be payable on November 29, 2017 to unit holders of record as of November 14, 2017. The third quarter 2017 distribution increased 12.0% compared to the third quarter 2016 distribution and 2.9% compared to the second quarter 2017 distribution. MLP distributable cash flow provided coverage of 1.28x the declared distributions for the third quarter of 2017 and reflects the Partnership’s increased ownership interest in OpCo following the dropdown transaction completed in September 2017.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
“We are pleased with OpCo’s performance for the quarter. This quarter marks a milestone for the Partnership as we completed the first follow-on offering since our initial public offering in August 2014, and first dropdown transaction since May 2015. The stability in earnings and cash flows provided by our sales agreement with Westlake Chemical provide a foundation for continued growth and we will continue to evaluate opportunities for us to deliver value to our stakeholders,” said Albert Chao, President and Chief Executive Officer.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as distribution growth, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in March 2017.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain “non-GAAP” financial measures, such as MLP distributable cash flow and EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definition of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership owns an 18.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2017 results will be held Tuesday, November 7, 2017 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 97240040.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 13, 2017. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 97240040.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/zepzr3xx and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/event.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$258,049	$193,964	$711,968	$606,859
Net co-product, ethylene and other sales—third parties	38,726	35,390	152,368	85,940
Total net sales	296,775	229,354	864,336	692,799
Cost of sales	201,372	142,553	571,401	407,203
Gross profit	95,403	86,801	292,935	285,596
Selling, general and administrative expenses	6,805	5,788	21,519	17,733
Income from operations	88,598	81,013	271,416	267,863
Other income (expense)
Interest expense—Westlake	(6,190)	(4,947)	(17,592)	(7,381)
Other income, net	162	(13)	1,844	230
Income before income taxes	82,570	76,053	255,668	260,712
Provision for income taxes	325	194	925	890
Net income	82,245	75,859	254,743	259,822
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	68,860	67,198	221,619	229,733
Net income attributable to Westlake Partners	$13,385	$8,661	$33,124	$30,089

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.47	$0.32	$1.23	$1.11
Subordinated units	$—	$0.32	$1.07	$1.11

Distributions declared per unit	$0.3756	$0.3353	$1.0955	$0.9780

MLP distributable cash flow	$15,478	$6,833	$37,892	$20,643

Distribution declared
Limited partner units—public	$6,803	$4,338	$16,116	$12,653
Limited partner units—Westlake	5,304	4,735	15,471	13,812
Incentive distribution rights	498	91	1,052	139
Total distribution declared	$12,605	$9,164	$32,639	$26,604
EBITDA	$117,813	$107,290	$359,762	$335,565

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2017	December 31, 2016

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$17,249	$88,900
Receivable under the Investment Management Agreement—Westlake Chemical Corporation ("Westlake")	119,009	—
Accounts receivable, net—Westlake	60,405	126,977
Accounts receivable, net—third parties	16,651	12,085
Inventories	3,881	3,934
Prepaid expenses and other current assets	413	269
Total current assets	217,608	232,165
Property, plant and equipment, net	1,206,246	1,222,238
Other assets, net	93,844	100,825
Total assets	$1,517,698	$1,555,228

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$44,920	$37,777
Long-term debt payable to Westlake	477,121	594,629
Other liabilities	2,178	1,859
Total liabilities	524,219	634,265
Common unitholders—public	409,684	297,367
Common unitholder—Westlake	49,025	4,813
Subordinated unitholder—Westlake	—	42,534
General partner—Westlake	(242,074)	(242,430)
Accumulated other comprehensive income	226	200
Total Westlake Partners partners' capital	216,861	102,484
Noncontrolling interest in OpCo	776,618	818,479
Total equity	993,479	920,963
Total liabilities and equity	$1,517,698	$1,555,228

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2017	2016

	(In thousands of dollars)
Cash flows from operating activities
Net income	$254,743	$259,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,502	67,472
Other balance sheet changes	60,671	(149,924)
Net cash provided by operating activities	401,916	177,370
Cash flows from investing activities
Additions to property, plant and equipment	(56,607)	(268,647)
Proceeds from disposition of assets	129	157
Proceeds from involuntary conversion of assets	1,672	—
Receivables under The Investment Management Agreement - Westlake	(119,000)	—
Net cash used for investing activities	(173,806)	(268,490)
Cash flows from financing activities
Net proceeds from equity offerings	110,739	—
Proceeds from debt payable to Westlake	155,257	212,175
Repayment of debt payable to Westlake	(272,765)	(1,098)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(263,480)	(188,736)
Quarterly distributions to unitholders	(29,512)	(25,774)
Net cash used for financing activities	(299,761)	(3,433)
Net decrease in cash and cash equivalents	(71,651)	(94,553)
Cash and cash equivalents at beginning of the period	88,900	169,559
Cash and cash equivalents at end of the period	$17,249	$75,006

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2017	2016	2017	2016
	(In thousands of dollars)

Net cash provided (used) by operating activities	$113,208	$139,630	$(7,907)	$401,916	$177,370
Changes in operating assets and liabilities and other	(26,630)	(57,222)	83,835	(146,810)	82,841
Deferred income tax expense	(108)	(163)	(69)	(363)	(389)
Net Income	$86,470	$82,245	$75,859	$254,743	$259,822
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,299	31,790	26,290	89,239	67,472
Less:
Contribution to turnaround reserves	(7,624)	(7,778)	(17,625)	(22,641)	(33,963)
Maintenance capital expenditures	(9,764)	(9,827)	(21,747)	(28,081)	(103,609)
Incentive distribution rights	(323)	(498)	(91)	(1,052)	(139)
Distributable cash flow attributable to noncontrolling interest in OpCo	(85,091)	(80,454)	(55,853)	(254,316)	(168,940)
MLP distributable cash flow	$10,967	$15,478	$6,833	$37,892	$20,643

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2017	2016	2017	2016
	(In thousands of dollars)

Net cash provided (used) by operating activities	$113,208	$139,630	$(7,907)	$401,916	$177,370
Changes in operating assets and liabilities and other	(26,630)	(57,222)	83,835	(146,810)	82,841
Deferred income tax expense	(108)	(163)	(69)	(363)	(389)
Net Income	$86,470	$82,245	$75,859	$254,743	$259,822
Add:
Depreciation and amortization	27,299	29,053	26,290	86,502	67,472
Interest expense	5,942	6,190	4,947	17,592	7,381
Provision for income taxes	297	325	194	925	890
EBITDA	$120,008	$117,813	$107,290	$359,762	$335,565